EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Chad Therapeutics, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-93734) on Form S-8 of Chad Therapeutics, Inc. of our report dated May 8, 2002, with respect to the balance sheets of Chad Therapeutics, Inc. as of March 31, 2002 and 2001, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of Chad Therapeutics, Inc.

/s/ KPMG LLP

Los Angeles, CA

June 19, 2002